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Tidelands Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

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TIDELANDS BANCSHARES, INC.
875 Lowcountry Boulevard
Mt. Pleasant, South Carolina 29464

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 10, 2004

TO OUR SHAREHOLDERS:

        You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Tidelands Bancshares, Inc., which is the holding company for Tidelands Bank. This letter serves as notice that the Annual Meeting will be held at the Holiday Inn Mt. Pleasant located at: 250 Johnnie Dodds Blvd., Mt. Pleasant, South Carolina 29464 on Monday, May 10, 2004, at 4:00 p.m., for the following purposes:

1.	To elect four members to our board of directors;

2.	To approve the company’s 2004 Stock Incentive Plan; and

3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 22, 2004 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the Company’s offices prior to the meeting. At the meeting, we will report on our performance in 2003 and answer your questions. We are pleased with our accomplishments in 2003 and look forward to discussing both the past year and our current plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        Please use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By Order of the Board of Directors,

/s/ Robert E. Coffee, Jr.
Robert E. Coffee, Jr.
President & Chief Executive Officer

Mt. Pleasant, South Carolina
April 12, 2004

TIDELANDS BANCSHARES, INC.
875 Lowcountry Boulevard
Mt. Pleasant, South Carolina 29464

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 10, 2004

        Our Board of Directors is soliciting proxies for the 2004 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

        The Board set March 22, 2004 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,033,398 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint Dr. John N. Cagle, III, and Dr. Paul J. Kerwin as your representatives at the meeting. Dr. Cagle and Dr. Kerwin will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Dr. Cagle and Dr. Kerwin will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election of Directors,” and for the approval of the company’s 2004 Stock Incentive Plan listed below under “Proposal Number Two.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Dr. Cagle and Dr. Kerwin will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 12, 2004.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors expire at the 2005 Annual Shareholders Meeting. The terms of the Class III directors will expire at the 2006 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Alan D. Clemmons	Michael W. Burrell	John N. Cagle, III, DMD
Robert E. “Chip” Coffee, Jr.	Dwayne M. Green	Richard L. Granger
Barry I. Kalinsky	Paul J. Kerwin, DVM	Morris Kalinsky
Fred H. Renken	Tanya D. Robinson	John T. Parker

        Shareholders will elect four nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2007 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

        The Board of Directors recommends that you elect Mr. Clemmons, Mr. Coffee, Mr. Kalinsky, and Mr. Renken as Class I directors.

        If you submit a proxy but do not specify how you would like it to be voted, Dr. Cagle and Dr. Kerwin will vote your proxy to elect Mr. Clemmons, Mr. Coffee, Mr. Kalinsky, and Mr. Renken. If either of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Dr. Cagle and Dr. Kerwin will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees, each of whom is a director of the bank and has been a director of the company since its formation in 2002:

        Alan D. Clemmons, 45, is a native of Myrtle Beach, South Carolina. He graduated in 1982 from Coastal Carolina University’s School of Business Administration. He received his juris doctorate in 1989 from Hamline University of Saint Paul, Minnesota. Mr. Clemmons is engaged in the practice of law with an emphasis on real estate and development with the firm of McCrackin, Barnett, Richardson and Clemmons, L.L.P., where he has practiced since 1990. Mr. Clemmons is currently president of the Pee Dee Area Council of the Boy Scouts of America. He has served as a volunteer to the Boy Scouts of America for over 20 years and has served as vice president of administrations and president elect of the Pee Dee Area Council. He served as a volunteer to the Maya Indians from 1978 to 1980 as a lay Christian Services Missionary in Southern Mexico. Mr. Clemmons is a past member of the Horry County Planning Commission and as a liaison member of the Myrtle Beach Planning Commission. Mr. Clemmons has been an officer of the Horry County Republican Party since 1995, and chairman from 1997 through 2000. He was elected from the First Congressional District as a delegate to the 2000 Republican National Convention. He was also elected from the First Congressional District as an alternate delegate to the 2004 Republican National Convention. Mr. Clemmons was elected as a member of the South Carolina House of Representatives in 2001. He is chairman of the House Freshman Caucus and second vice chairman of the House Judiciary Committee. Mr. Clemmons also serves as chairman of the South Carolina Interstate 73 Association.

        Robert E. (Chip) Coffee, Jr. 56, has served as a director, the president and chief executive officer of our company and our bank since February of 2003. Mr. Coffee is a native of Camden, South Carolina. Mr. Coffee graduated from The Citadel in 1970 with a B.S. in business administration. He began his banking career in the management training program with South Carolina National Bank in 1970. Mr. Coffee furthered his banking education and graduated from The Stonier Graduate School of Banking at Rutgers University in 1978 and The

National Commercial Lending Graduate School at the University of Oklahoma, with distinction, in 1982. In 1980 he joined the Bank of Beaufort and began the community banking phase of his career. Between 1982 and 1985, Mr. Coffee worked with the Bank of Hartsville and managed the commercial loan portfolio of that bank. In 1986, he was part of a group of investors who founded 1st Atlantic Bank in Little River, South Carolina. Mr. Coffee served as president, chief executive officer, and was a director until 1st Atlantic merged with Anchor Bank in December of 1993. He became executive vice president and chief administrative officer and was a director of Anchor Bank, operating in that capacity until Anchor Bank merged with Carolina First Bank in April of 2000. Including his stint in Beaufort, Mr. Coffee has been involved in banking along South Carolina’s coast for over 17 years.

        Mr. Coffee has served on numerous boards and professional organizations including the South Carolina Bankers Association, chairman of the South Carolina Bankers’ School, the Citizens Advisory Council of the Hollings Cancer Center, the South Carolina Coastal Conservation League, DeBordieu Club, and the South Carolina State Board of Financial Institutions from 1992 until 2000. Mr. Coffee has been married to the former Betty Krell for 31 years, and they have 2 sons.

        Barry I. Kalinsky, 43, is a Charleston native and the vice president of Bob Ellis Shoes, a specialty shoe store which started in 1949 and now has locations in Charleston, Charlotte, and Atlanta. Mr. Kalinsky is also a partner in Jacomo, LLC, the operating company for Bob Ellis Shoes in Charlotte. Mr. Kalinsky graduated from George Washington University in 1982 with a B.A. degree in political science. He received his juris doctorate degree from The University of South Carolina in 1985 and was admitted to the South Carolina Bar that same year. From 1985 until 1990, he was engaged in the practice of law. Since 1991, Mr. Kalinsky has worked with his family in Bob Ellis Shoes and handles the operation of the Charleston and Charlotte stores. He is a member of the South Carolina Bar. Mr. Kalinsky has served on the boards of the Charleston Symphony Orchestra, Synagogue Emanuel, and the Charleston Jewish Federation. He has also served on the city of Charleston’s Downtown Business Revitalization Commission. Mr. Kalinsky is serving on the board of the Spoleto Festival. Barry Kalinsky is the son of Morris Kalinsky.

        Fred H. Renken, 35, is a native of Charleston. He has been engaged in boat manufacturing for 15 years. Mr. Renken graduated from the College of Charleston in 1992 with a B.S. degree in business administration. Mr. Renken has been the president of SeaFox Boat Co., Inc., which produces 3,000 boats per year with 150 employees and annual sales of $44 million, since 1995. He is an active member of St. Matthews Lutheran Church and serves on the church council. Mr. Renken is also chairman of the Stewardship and Cemetary committees. He coaches girls basketball through a recreational league in Charleston. Mr. Renken is a member of the Charleston Country Club and the Downtown Athletic Club where he enjoys playing golf and racquetball.

        Set forth below is also information about each of our company’s and bank’s other directors and executive officers. Each of the following directors has been a director of our company since our formation in 2002 and is also a director of our bank.

        Michael W. Burrell, 53, has been a resident of the Charleston area since 1977. Mr. Burrell graduated from Georgia State University in 1973 and completed his graduate work and earned his masters degree in education in 1978 and his educational specialist degree in 1983 from The Citadel Military College in Charleston, South Carolina. He has served as an elementary school principal in Summerville from 1980 to 2002. Before his retirement in 2002, Mr. Burrell served as the coordinator for federal and state programs on the district level. He currently teaches handicap and non-handicap students in a homebound capacity. Mr. Burrell and his wife started a local pre-school and childcare center, Gazebo School, Inc., which has been in operation since 1977. They sold the business in 2003 in order to pursue other interests.

        His community involvement in the area began with the formation of the first Boy Scout Troop for the disabled in 1977. Mr. Burrell is an active member in the Summerville Sertoma Club where he has served as president, treasurer, and on-going board member since 1978. He is a member of Bethany United Methodist Church where he has taught Sunday school for both children and adults.

        John N. Cagle, III, DMD, 45, has been a resident of Mount Pleasant since 1979. Dr. Cagle graduated from Clemson University with honors in 1979, with a B.S. in zoology. In 1983, Dr. Cagle received his doctorate of dental medicine from the Medical University of South Carolina, College of Dental Medicine in Charleston, South Carolina. He is a member of the American Dental Association as well as various local and state dental groups. He has had an established dental practice in the Charleston area since 1983. Dr. Cagle is active in offshore sport fishing having obtained his U.S. Coast Guard master license in 1985. He is a member of the Mt. Pleasant Presbyterian Church and a proud sponsor of local athletics east of the Cooper River.

        Richard L. Granger, 52, is a native of Columbia, South Carolina. Mr. Granger graduated from Gardner-Webb University in 1973 with a B.S. degree in liberal arts pre-law. He is president of R. Granger Development, Inc. which develops land for commercial and residential use. He is also a licensed real estate broker in South Carolina with an emphasis in commercial real estate and land sales. Mr. Granger formed R. Granger Development, Inc., in 2001 after a successful 26 year career as a mortgage banker. He founded Granger-O’Harra Mortgage in 1984 in Florence, South Carolina, with partner, Robert S. O’Harra. In 1995, Mr. Granger and his partner sold the mortgage business to a local community bank holding company, and Mr. Granger continued to work in the mortgage business as president and chief executive officer under its new name, Coastal Financial Mortgage, Inc., until he began R. Granger Development, Inc. He currently serves on the board of trustees of the McLeod Foundation in affiliation with McLeod Health, a regional hospital serving the Pee Dee region of South Carolina. He has served as chairman of the McLeod Children’s Hospital Board of Advisors. Mr. Granger serves on the executive committee of the Foundation Board as assistant treasurer. He also serves on the board of trustees and executive committee for the Methodist Manor of the Pee Dee.

        Dwayne M. Green, 34, is a Charleston County native. He is the co-founding partner of Hampton Green, LLC, a law firm he started with his wife in May 2001. Mr. Green’s practice focuses on insurance litigation and business law. Prior to starting his law firm, Mr. Green practiced with Buist, Moore, Smythe & McGee, P.A. He is assistant corporate counsel for the city of Charleston and chief legal counsel for the town of Awendaw. Mr. Green graduated from Princeton University in 1991 with a bachelor’s degree in politics. He later graduated from the University of Iowa with a juris doctorate degree in 1995. Mr. Green has served as chairman of the city of Charleston Board of Architectural Review and the Cannon Street YMCA. He is past president of the Charleston Lawyers Club and the 100 Black Men of Charleston, Inc. Mr. Green is an active member of the Charleston County Bar, having served on the executive committee for three years. Mr. Green is on the board of trustees for both the Historic Charleston Foundation and Porter-Gaud School.

        Alan W. Jackson, 42, has served as the chief financial officer of our company and our bank since May 1, 2003. Mr. Jackson graduated from West Virginia Wesleyan College in 1983 with a B.A. degree in accounting and received a master of accountancy from Virginia Polytechnic Institute in 1985. Mr. Jackson furthered his banking education and graduated from the Graduate School of Banking at Colorado at the University of Colorado in 1997. Mr. Jackson began his involvement in community banking in 1984 as a auditor with KPMG. From 1988 to 1991 Mr. Jackson was employed by Security Bank and Trust Co., Salisbury, N.C. Mr. Jackson joined Community Bank and Trust Co. in Marion, North Carolina, in 1991 and served as the chief financial officer until it merged with Carolina First Bancshares in 1998. At the time of the merger Mr. Jackson joined a group of investors who founded High Country Bank in Boone, North Carolina. Mr. Jackson served as the chief financial officer and chief operations officer to High Country Bank from 1998 to 2002. From 2002 until joining us in 2003, Mr. Jackson had a consulting practice serving community banks in the areas of asset liability management, operations, technology, financial reporting and budgeting.

        Morris Kalinsky, 79, has been a resident of Charleston since 1949. Mr. Kalinsky graduated from the University of Georgia in 1945 with a B.S. degree in chemistry. Since 1950, Mr. Kalinsky has been the owner of Bob Ellis Shoes, a specialty shoe store with locations in Charleston, Charlotte, and Atlanta. In 1992, he received Retailer of the Year from the Italian Footwear Association. He was also given The Man of the Year award by the National Association of Footwear in 1992 and was inducted into the Fashion Hall of Fame in 2000. Mr. Kalinsky has served on the Charleston Symphony Orchestra board of directors since 1994. He is chairman of the Jewish Federation Board and was named Man of the Year by the local Federation Board. He is currently on the

Cardiology Board at the Medical University of South Carolina. He also serves on the board of directors of Emanuel Synagogue. Morris Kalinsky is the father of Barry Kalinsky.

        Paul J. Kerwin, DVM, 41, has been a resident of Charleston County since 1988. He graduated magna cum laude from Duke University in 1984 with a B.S. degree in mechanical engineering and received his doctorate of veterinary medicine degree from Tufts University in 1988. Dr. Kerwin has owned and operated a companion animal veterinary hospital in Goose Creek since 1991. In 1999, Dr. Kerwin also started consulting with Trident Technical College assisting in developing a Veterinary Technology Program, and now he is also a full-time faculty member and program coordinator with the college. He is active in local, state, and national veterinary and educational associations.

        Robert H. (Bobby) Mathewes, Jr., 37, has served as our senior vice president and senior credit officer of our company and bank since 2002. Mr. Mathewes is also a native of Mt. Pleasant. Mr. Mathewes graduated from the University of South Carolina in 1988 with a B.S. degree in finance. He is also a graduate of the South Carolina Bankers School. Mr. Mathewes graduated from Leadership Charleston in 1999. He has 14 years of banking experience, 11 of which have been spent in Charleston, most recently at BB&T in Charleston as a business services officer from August 2000 to April 2002, where he was responsible for loan growth, portfolio management, and client service. He has also held positions with Southtrust Bank in Charleston from March 1997 to July 2000 as a commercial lender. Mr. Mathewes started his banking career with C&S Bank in Charleston in 1990. He worked outside of the Charleston area from 1992 until his return in 1997. Mr. Mathewes has been involved in Junior Achievement, Jaycees, and the Chamber of Commerce new membership campaign. He coaches little league soccer and baseball through the recreational department in Mt. Pleasant. He is an active member of Mt. Pleasant Presbyterian Church.

        John T. Parker, Jr., 40, has been a resident of Mt. Pleasant since 1986. Mr. Parker graduated from Emory at Oxford in 1984 with an associate of arts degree, and subsequently graduated from Emory University in 1986 with a B.A. degree in psychology. He worked at Georgia Mental Health in Atlanta before returning to Charleston to join Parker Marine Contracting Corporation, a family owned business that manufactures, builds, and installs concrete foundation pile, bridges, deep foundations, marine utilities, and other construction services. He has been the vice president of Parker Marine for 10 years. Mr. Parker was the 2000-2002 president of the American Subcontractors Association (ASA), Charleston Chapter and he is vice president of the board of directors for ASA of North and South Carolina. Since 1998, he has served as secretary and vice president of ASA. Mr. Parker currently serves on the Scholarship Golf Tournament and Membership Committees for ASA. Also, Mr. Parker serves on the board of directors for the Pile Driving Contractors Association of South Carolina. He is also a volunteer parent at Whitesides Elementary School and for Camp Happy Days (a charity for children with cancer).

        Tanya D. Robinson, 50, is a native of Summerville. Ms. Robinson graduated from Brigham Young University with a B.A. degree in communications. She works part-time for Dorchester District Two Schools as a public information specialist, and is also the lead teacher for K-4 at Bethany Child Development Center since 1988. Ms. Robinson was elected to serve as district PTA president for Dorchester and Colleton counties for the 2000-2002 term. This position took her into 21 schools to train and help local PTA units. She also has served on the state PTA board. Ms. Robinson was elected to serve as the community service chairman, overseeing community services for 25 local agencies. She is a member of the Junior League of Summerville. Ms. Robinson serves as the president of the Summerville Women’s Organization of the Church of Jesus Christ of Latter Day Saints.

PROPOSAL NO. 2
APPROVAL OF THE 2004 STOCK INCENTIVE PLAN

General

        The Board of Directors has approved the Tidelands Bancshares, Inc. 2004 Stock Incentive Plan. We believe that the issuance of stock options can promote our growth and profitability by providing additional incentives for employees and directors to focus on our long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests. Therefore, we ask that you approve this plan at the meeting. We will provide to you, without charge, a copy of the plan upon receipt of your oral or written request.

        The plan authorizes the grant to our employees and directors of stock options for up to 206,680 shares of common stock from time to time during the term of the plan, subject to adjustment upon changes in capitalization. The number of shares available for issuance under the plan shall automatically be increased each time we issue additional shares of stock so that the total number of shares issuable under the plan at all times equal 20% of the then outstanding shares of stock.

        Under the plan, we may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options. The plan will be administered by a committee consisting of at least two members of the Board of Directors. The committee will determine the persons who will receive options and the number of shares that will be covered by their options. The committee will also determine the periods of time (not exceeding 10 years from the date of grant in the case of an incentive stock option) during which options will be exercisable and will determine whether termination of an optionee’s employment under various circumstances would terminate options granted under the plan to that person.

        If granted an option under the plan, the optionee will receive an option agreement specifying the terms of the option, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires.

        The option price per share is an amount to be determined by the committee, but for an incentive stock option the price will not be less than 100% of the then current market value. Generally, the option price will be payable in full in cash upon exercise. In lieu of cash, the Board of Directors in its sole discretion may accept a recourse note equal to the exercise price. We will receive no consideration upon granting of an option.

        Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee’s lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

        The Board of Directors will have the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee’s consent.

Federal Income Tax Consequences

        There are no federal income tax consequences to the optionee or to the company on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

        Incentive Stock Options. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and the company will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares’ value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

        If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee’s holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

        Nonqualified Stock Options. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee’s basis in the shares is equal to the market price of the acquired shares on the date of exercise.

Shareholder Approval Required

        The affirmative vote of the holders of a majority of the votes cast on this matter at the meeting is required for approval of the plan. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. Because directors may receive options under the plan, the directors of the company have a personal interest in seeing the plan approved.

        The Board of Directors recommends a vote for approval of the 2004 Stock Incentive Plan.

Summary of Cash and Certain Other Compensation

        The following table shows the cash compensation we paid to our Chief Executive Officer and President for the year ended December 2003, including total annual compensation, including salary and bonus. None of our other executives earned total annual compensation, including salary and bonus, in excess of $100,000 in 2003.

Summary Compensation Table

Long-Term
Compensation
		Annual Compensation			Awards
Number of
				Other	Securities
				Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation (1)	Options	Compensation (2)

Robert E. Coffee, Jr	2003	$ 31,750	-	-	-	$ 3,240
President and Chief
Executive Officer of the
Company and the Bank

(1)	Our executive officers of the Company also received indirect compensation in the form of certain perquisites and other personal benefits. Except as described below, the amount of such benefits received in the fiscal years shown did not exceed the lesser of either $50,000 or 10% of their annual salary and bonus.

(2)	This amount includes insurance policies which the company pays for the employee.

Employment Agreements

        In 2003, we entered into an employment agreement with Mr. Coffee as the president and chief executive officer of the company and the bank. The agreement has a term of three years, which is extended automatically at the end of each day for an additional day so that the remaining term continues to be three years. The agreement provides for a base salary of $95,000 per year, which will increase to $150,000 annually one year after the opening of the bank. Compensation is reviewed annually by the board of directors and may be increased from time to time based on the board’s recommendation. Mr. Coffee is also eligible to receive cash bonuses based upon achievement criteria established by the board of directors. If we terminate Mr. Coffee’s employment without cause, he will be entitled to severance equal to 36 months of his then base salary. Following a change in control, if Mr. Coffee terminates his employment for good reason or within six months following a change in control, he will be entitled to severance equal to 36 months of his then base salary. During his employment and for a period of 24 months thereafter, Mr. Coffee may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

Compensation of Directors and Executive Officers

Director Compensation

        Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the Board of Directors. We did not pay any directors’ fees during the last fiscal year. However, we may, pursuant to our bylaws, begin to compensate our directors at some time in the future.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

General

        The following table shows how much common stock in our company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 15, 2004. Unless otherwise indicated, the address of each beneficial owner is c/o Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina 29464.

	Number of Shares		% of Beneficial
Name	Owned (1)	Right to Acquire (2)	Ownership(3)

Mike Burrell	10,000	-	*
John Cagle	22,500	-	2.18%
Alan Clemmons	25,000	-	2.42%
Robert Coffee	20,000	-	1.94%
Richard Granger	11,000	-	1.06%
Dwayne Green	10,000	-	*
Alan Jackson	1,500	-	*
Barry Kalinsky	10,000	-	*
Morris Kalinsky	10,000	-	*
Paul Kerwin	20,000	-	1.94%
Bobby Mathewes	5,500	-	*
John Parker	10,000	-	*
Fred Renken	30,000	-	2.90%
Tanya Robinson	10,000	-	*

Executive officers, directors, and 5%
owners as a group (14 persons)	195,500	-	18.92%

                     *Indicates less than 1% ownership.

(1)	Includes shares for which the named person:
o	has sole voting and investment power,
o	has shared voting and investment power with a spouse, or
o	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

             Currently, there are no outstanding stock options.

(2)	Includes shares that may be acquired within the next 60 days by exercising stock options which vest by that date but does not include any other stock options. Currently, there are no outstanding stock options.

(3)	Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        During the year ended December 31, 2003, the Board of Directors of the company held 13 meetings and the Board of Directors of the bank held 13 meetings. All of the directors of our company and our bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served, except for Mr. Alan Clemmons and Mr. Morris Kalinsky.

        Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the secretary of the company, at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina 29464. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

        The company’s board of directors has appointed a number of committees, including an audit committee, asset liability management committee, executive committee, loan committee, and a personnel and compensation committee. The audit committee is composed of Mr. Alan Clemmons, Mr. Dwayne Green, Mr. John T. Parker, Jr., Michael Burrell, and Ms. Tanya D. Robinson. Each of these members is considered “independent” under Rule 4350 of the National Association of Securities Dealers’ listing standards. The audit committee met two times in 2003.

        None of the current members of the audit committee nor any other member of our board qualifies as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service. At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert. Although none of Messrs. Clemmons, Green, Parker, and Burrell, and Ms. Robinson qualify as “financial experts” as defined in the SEC rules, each of our members has made valuable contributions to the company and its shareholders as members of the audit committee. The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

        The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. Operating under a written charter, which is attached as appendix A, the committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditors’ independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s Annual Report and referenced on SEC Form 10-KSB for the fiscal year ended December 31, 2003 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members, Mr. Alan Clemmons, Mr. Dwayne Green, Mr. John T. Parker, Jr., Mr. Michael Burrell, and Ms. Tanya D. Robinson.

Other Committees

        Our personnel and compensation committee is responsible for establishing the compensation plans for our bank employees. Its duties include the development with management of all benefit plans for employees of our bank, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met one time during the year ended December 31, 2003. Currently, the personnel and compensation committee is composed of Mr. Fred H. Renken, chairman; Mr. Robert E. Coffee, Jr.; Mr. Morris Kalinsky; and Mr. Richard L. Granger.

        We have not adopted a nominating committee charter. Historically, our entire board of directors has served as the nominating committee. We are reviewing this policy and considering whether to adopt a formal nominating committee charter.

        Our board will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, the board uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        Our board uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The board considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Independent Certified Public Accountants

        Tourville, Simpson and Caskey, L.L.P. (TSC), which served as our principal independent accountant since May 2002, resigned from such position effective January 2, 2003. TSC’s report on the financial statements of the company for the period ended June 30, 2002, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        There were no disagreements between the company and TSC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of TSC, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

        The disclosures required by Item 304(a)(1)(iv)(B) of Regulation S-B are not applicable.

        We engaged Elliott Davis, LLC, certified public accountants, on January 2, 2003 to audit the financial statements for the year ending December 31, 2002. We did not consult Elliott Davis regarding any of the matters set forth in Item 304 (a) (2) (i) or (ii) of Regulation S-B.

        Elliott Davis, LLC was our auditor during the fiscal year ended December 31, 2003. The board of directors has recommended Elliott Davis, LLC to continue as our independent certified public accountants for the fiscal year ending December 31, 2004. A representative of Elliott Davis, LLC will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2003 and 2002:

	Year Ended	*Year Ended
	December 31, 2003	December 31, 2002

Audit Fees	$10,850	$2,500
Audit-Related Fees	3,050	3,700
Tax Fees	1,500	-
All Other Fees	2,175	-

Total	$17,575	$6,200

        *2002 only includes audit fees by Elliott Davis, LLC. Audit related fees in 2002 were paid to Tourville Simpson Caskey, LLP.

Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent auditors during the company’s 2003 and 2002 fiscal years for the audit of the company’s consolidated annual financial statements and the review of financial statements included in the company’s quarterly reports.

Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2003 and 2002. These services principally include the assistance and issuance of consents for various filings with the SEC.

Tax Fees. This category includes the aggregate fees billed for tax services rendered in the preparation of federal and state income tax returns for the company and its subsidiaries.

All Other Fees. This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered during the fiscal years 2003 and 2002. The audit committee concluded that the provision of the non-audit services provided by Elliott Davis, LLC was compatible with maintaining the principal accountant’s independence.

Oversight of Accountants; Approval of Accounting Fees. The board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

        We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2005 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 10, 2004. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices not later than 90 days in advance of the annual meeting.

April 12, 2004

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
TIDELANDS BANCSHARES, INC.
To be held on May 10, 2004

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Dr. Cagle and Dr. Kerwin, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of Tidelands Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Holiday Inn Mt. Pleasant located at 250 Johnnie Dodds Blvd., Mt. Pleasant, South Carolina 29464, on May 10, 2004, at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “for” Proposal No. 1 to elect the four identified Class I directors to serve on the Board of Directors; and (ii) “for” Proposal No. 2 to approve the company’s 2004 Stock Incentive Plan.

1.        PROPOSAL to elect the four identified Class I directors.

Alan D. Clemmons
Robert E. "Chip" Coffee, Jr.
Barry I. Kalinsky
Fred H. Renken

[ ]	FOR all nominees	[ ]	WITHHOLD AUTHORITY
	listed (except as marked to		to vote for all nominees
the contrary)

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.)

2.        PROPOSAL to approve the company’s 2004 Stock Incentive Plan.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

Dated:_______________________, 2004	Dated:_______________________, 2004

____________________________	____________________________
Signature of Shareholder(s)	Signature of Shareholder(s)

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.